EXHIBIT 99.1

Company Contact:	Media Contacts:

Andrew Wiseman, Ph.D.	Virginia Amann or Trista Morrison
Sr. Director of Business Development	Atkins + Associates
and Investor Relations	for La Jolla Pharmaceutical Company
La Jolla Pharmaceutical Company	608-274-6046 or 858-527-3490
858-646-6615	vamann@irpr.com
andrew.wiseman@ljpc.com	tmorrison@irpr.com
LA JOLLA PHARMACEUTICAL COMPANY STOCKHOLDERS APPROVE ALL FOUR PROPOSALS RELATED TO FINANCING
SAN DIEGO, CA, December 12, 2005 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) announced today that all four proposals considered at its reconvened Special Meeting of Stockholders were approved. The proposals were approved by between 87% and 92% of the approximately 41 million shares voted. As a result, the Company expects to close its previously announced financing transaction on or about December 14, 2005. The Company’s stockholders also approved the proposal to increase the number of authorized shares of the Company, the proposal to increase the number of shares available under the Company’s equity incentive plan and the proposal for a one-for-five reverse stock split. The reverse stock split is expected to be implemented after the closing of the financing transaction.
La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.
Additional Information; Cautionary Statement
Except for historical statements, this press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results or events to differ materially from those anticipated. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time.
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